Blacksands Petroleum Inc. 401 Bay Street, Suite 2700, PO Box 152 Toronto, Ontario M5H 2Y4 Tel: +1 (416) 359 7805 E-mail: pparisotto@coniston.ca

NEWS RELEASE

BLACKSANDS PETROLEUM ANNOUNCES NEW APPOINTMENTS

CALGARY, Alberta, Nov ember 30, 2007 -- Blacksands Petroleum, Inc. (OTC Bulletin Board: BSPE) (the “Company”) is pleased to announce the appointment of Paul A. Parisotto as the President and CEO effective November 1, 2007 .  Mr .. Parisotto is an oil and gas and mining executive with significant investment banking experience. Since December 2004, Mr. Parisotto has served as a director and the President and Chief Executive Officer of Arizona Star Resource Corp. ("Arizona Star"), a publicly traded company listed on the TSX Venture Exchange as well as the American Stock Exchange. On October 29, 2007 , Arizona Star announced its support of a take-over bid by Barrick Gold Corporation. Mr. Parisotto is also the sole director, stockholder and P resident of Coniston Investment Corp. , a firm which provides investment banking services to small public resource companies.  Mr. Parisotto is a former director of Nevada Pacific Gold Ltd., recently taken over by US Gold Corp., the Vice President and Director of HSBC Securities (Canada) Inc. from March 1998 to June 1999 , and the Senior Vice President (Corporate Finance) of Marleau, Lemire Securities Inc. from January 1995 to January 1998. Prior to Mr. Parisotto's investment banking experience , he served as Manager, Original Listings of the Toronto Stock Exchange from November 1985 to December 1994.

Mr. Parisotto replaces Mr. Darren Stevenson as President and CEO who remains as a director of the Company.

The Board of Directors of the Company would like to thank Mr. Stevenson for his leadership during the Company’s formative stages and wish him every success in his future endeavours.  Mr. Stevenson comments, “I am very pleased to have had the opportunity to work with Blacksands and I look forward to working with the Company to ensure continued growth”.

At this time, t he Company also wishes to announce the appointment of Mark Holcombe to the Board of Directors as an independent, non-executive director ..  Mr. Holcombe founded Stirling Partners Limited in 2006, was the former Head of Corporate Development and Private Equity at GEM Global Equities Management, S.A., an emerging market hedge fund, and was also an investment banker at DLJ and ING Capital in New York.  Mr. Holcombe has over 18 years of natural resource industry and corporate finance experience.  Currently, he serves on three other boards of energy related companies.  Mr. Holcombe holds a B.A. from Colgate University.

As well, the Company wishes to announce that it is moving its head office to Toronto effective immediately.  The new address will be Blacksands Petroleum Inc., 401 Bay Street, Suite 2700, PO Box 152, Toronto, Ontario, M5H 2Y4, and the phone number is 416-359-7805.  The fax number is 416-359-7801.

About Blacksands

Blacksands Petroleum is engaged in the business of exploring for, developing and operating unconventional oil and gas projects. Such projects may include oil produced from tar sands, also referred to as oil sands, or bituminous sands, which are a combination of clay, sand, water, and bitumen.

For further information, please contact:

Paul A. Parisotto

President & CEO

416-359-7805